                                                                    EXHIBIT 10.3

                               [LOMAS LETTERHEAD]


December 22, 1995



Mr. Carey B. Wickland
1600 Viceroy Drive
Dallas, TX  75235

Dear Carey:

This letter will confirm the terms of our agreement with respect to your employment with Lomas Mortgage USA, Inc. ("LMUSA") and the employee benefit plans and other arrangements in which you shall be eligible to participate in connection with such employment.

Your employment by LMUSA shall be for a term (the "Employment Term") which shall commence on January 1, 1996 and shall terminate on December 31, 1997; provided that the Chief Executive Officer of LMUSA (the "CEO"), upon payment of the benefits provided by this letter, may involuntarily terminate your employment hereunder at any time during the Employment Term. The Employment Term shall terminate in any and all events upon the termination of your employment hereunder.

During the Employment Term, you shall serve as Senior Vice President of LMUSA and President and Chief Operating Officer of Lomas Management, Inc. ("LMI"). You shall report directly to the CEO and shall have such duties and authority as shall be determined from time to time by the CEO and the Board of Directors of LMUSA. During the Employment Term, you shall devote substantially all of your business time and best efforts to the performance of your duties hereunder and shall not engage in any other business, profession or occupation for compensation or otherwise.

During the Employment Term, LMUSA shall pay you an annual base salary at a rate of $250,000. You are eligible to participate in the Lomas Mortgage USA, Inc. Performance and Retention Incentive Plan (the "Retention Plan"). The Retention Plan is designed to encourage you to remain with LMUSA and maintain a high level of performance through its restructuring period.

As a participant in the Retention Plan you will be eligible to receive a minimum award of fifty percent and a maximum award of seventy five percent of your annual base salary. You will receive the maximum award available to you under the Retention Plan unless your performance substantially deteriorates. The amount of your award under the Retention Plan within the minimum and maximum range described above shall be determined by the discretionary evaluation of your performance by the CEO (subject to the approval of LMUSA's Board of Directors). It is the CEO's sincere intent, assuming your performance is sustained at its current level, that you will receive the maximum available award to you under the Retention Plan.

Mr. Carey B. Wickland
December 22, 1995
Page 2



Your award under the Retention Plan is payable to you at the earlier of (a) your involuntary termination by the CEO without cause or your voluntary termination for good reason as defined by the Retention Plan or (b) December 31, 1996 (notwithstanding the payment dates set forth in the Retention Plan with respect to other employees of LMUSA who are participants under the Retention Plan). A copy of the Retention Plan is attached as Attachment 1 hereto for your review.

You will also be eligible for severance benefits under the Lomas Mortgage USA, Inc. Severance Pay Plan (the "Severance Plan") in an amount equal to eighteen months of your annual base salary payable upon the earliest of (a) December 31, 1997 (notwithstanding the payment date set forth in the Severance Plan with respect to other employees of LMUSA who are participants under the Severance
Plan) or (b) the date of your involuntary termination without cause or voluntary termination for good reason as defined by the Severance Plan. A copy of the Severance Plan is attached as Attachment 2 hereto for your review.

Based on your annual base salary hereunder, the amounts that will be paid to you if you continue to meet the conditions of eligibility under the Retention Plan and the Severance Plan are as follows:

                                                                PAID EARLIER OF
                                                                INVOLUNTARY
                                                                TERMINATION
                                                                WITHOUT CAUSE/
                                                                VOLUNTARY
                                                                TERMINATION FOR
PLAN                      MINIMUM:             MAXIMUM:         GOOD REASON OR:
----------                ----------           --------         ---------------
Retention Plan            $125,000             $187,500         December 31, 1996
Severance Plan            $375,000             $375,000         December 31, 1997

Total:                    $500,000             $562,500

A condition of your eligibility for the Retention Plan and the Severance Plan is the requirement that you release LMUSA and its affiliates from any prior obligation for severance benefits or termination benefits, other than the Severance Plan and the Lomas Financial Group Management Security Plan. A release is enclosed as Attachment 3 hereto for you to execute and return to Jim Alleman, Director of Human Resources.

Additionally, a condition of your continued eligibility for benefits under the Retention Plan is that you treat your eligibility with the strictest confidence. Should you breach the confidentiality of your eligibility you will forfeit your rights to receive payments under the Retention Plan.

Your eligibility for the Retention Plan should be interpreted as a statement of the value that you have to LMUSA.

During the Employment Term, you shall be entitled to continue your participation in the Lomas Financial Group Pension Plan as restated effective January 1, 1991, the Lomas 401(k) Savings Plan and the Lomas Financial Group Excess Pension Plan. In addition, you shall be eligible for the

Mr. Carey B. Wickland
December 22, 1995
Page 3



payment of an additional retirement benefit under the Lomas Financial Group Pension Plan as restated effective January 1, 1991 (made available pursuant to an amendment to such plan effective October 6, 1995 to eligible employees whose employment is involuntarily terminated after January 1, 1996). The payment to you of this additional retirement benefit would reduce your severance benefits under the Severance Plan in accordance with the Severance Plan.

You hereby specifically forfeit your continued participation in the Long Term Incentive Compensation Plan for the Senior Officers of Lomas Management, Inc., payment by LMUSA of any country club dues and fees and any and all welfare and other benefits not specifically provided herein (including, but not limited to, any and all welfare and other benefits provided pursuant to the Employment Agreement effective April 1, 1993 among LMI, Lomas Financial Corporation and Carey B. Wickland, as amended by the First Amendment to Employment Agreement dated as of May 23, 1995 among LMI, Lomas Financial Corporation, LMUSA and Carey B. Wickland (collectively, the "Employment Agreement")) except for those benefits normally provided to active or inactive employees. Notwithstanding the preceding sentence or any of the other provisions set forth herein, this letter agreement shall not adversely affect or enhance any rights or claims existing as of the date hereof that you may have under the Employment Agreement with respect to the Lomas Financial Group Management Security Plan.

To the extent your employment hereunder is involuntarily terminated by LMUSA with "cause" or is voluntarily terminated by you and such termination is not a "voluntarily termination with good reason" (as such terms are defined under either the Retention Plan or the Severance Plan), you shall be entitled to receive your annual base salary through the date of termination and such other benefits that may be due in accordance with the plans, policies and procedures of LMUSA.

This letter agreement is in lieu of and supersedes any and all prior contracts, incentive programs, plans, oral and written representations and other agreements relating to employment or severance or termination pay or benefits and for which you may file a claim as a general unsecured creditor of LMUSA or any of its affiliates in their pending bankruptcy proceedings, except for the Lomas Financial Group Management Security Plan.

This letter agreement shall be effective as of January 1, 1996.

Please evidence your agreement with the provisions of this letter agreement by signing in the space indicated on the page immediately following.

Sincerely,


/s/ ERIC D. BOOTH
Eric D. Booth
President and Chief Executive Officer

Attachments (3)

Mr. Carey B. Wickland
December 22, 1995
Page 4



ACCEPTED AND AGREED TO (return signed copy to Jim Alleman, Human Resources
Dept.):



/s/ CAREY B. WICKLAND                   Date:
-------------------------------               -------------------------------
Carey B. Wickland

                                  ATTACHMENT 1


                            Lomas Mortgage USA, Inc.
                    Performance and Retention Incentive Plan


(Incorporated by reference to Exhibit 10.90 of LFC's Form 10-K for the fiscal year ended June 30, 1995.)

                                  ATTACHMENT 2

                            Lomas Mortgage USA, Inc.
                               Severance Pay Plan


(Incorporated by reference to Exhibits 10.88 and 10.89 of LFC's Form 10-K for the fiscal year ended June 30, 1995.)

                                  ATTACHMENT 3

                               Release Agreement

                               RELEASE AGREEMENT

         THIS RELEASE AGREEMENT (the "Agreement") is made and entered into this 22nd day of December, 1995, by and between CAREY B.
WICKLAND ("Employee") and LOMAS MORTGAGE USA, INC. ("Lomas").

                                    RECITALS

         WHEREAS, Lomas currently provides severance pay or termination pay benefits to some of its employees through such documents as retention letters, contracts and other agreements and arrangements. Such retention letters, contracts and other agreements and arrangements are referred to collectively herein as the "Severance Agreements" and specifically DO NOT include the Lomas Mortgage USA, Inc. Severance Pay Plan adopted by the Board of Directors of Lomas Mortgage USA. Inc. on September 18, 1995, but effective October 5, 1995 (the "Severance Plan"), and the Lomas Financial Group Management Security Plan (the "Management Security Plan").

         WHEREAS, Employee may currently be covered under the Severance Agreements; and

         WHEREAS, Lomas has established the Lomas Mortgage USA, Inc. Performance and Retention and Incentive Plan (the "Retention Plan") and the Severance Plan and has offered Employee the opportunity to participate in the Retention Plan and the Severance Plan; and

         WHEREAS, Employee desires to participate in the Retention Plan and the Severance Plan; and

         WHEREAS, a condition of Employee's participation in the Retention Plan and the Severance Plan is the execution of this Agreement and relinquishment of any claims for benefits under the Severance Agreements;

         NOW, THEREFORE, upon the execution of this Agreement and in consideration of the mutual promises and agreements contained herein, the Recitals contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, Employee and Lomas agree to the following:

         1.1 Consideration. In consideration for Employee's execution of this Agreement and relinquishment of any and all claims for benefits under the Severance Agreements, Employee will be eligible to participate in the Retention Plan and the Severance Plan.

         1.2 Settlement of All Claims and Disputes. Employee conditionally releases, acquits, and forever discharges and covenants not to sue Lomas, its subsidiaries, parents, affiliated and related corporations, firms, associations, partnerships and entities, and its and their shareholders, directors, officers, employers, employees, agents, attorneys, representatives and insurers from and for any and all claims, claims for benefits, liabilities, obligations, promises, agreements, damages, causes of action, rights, debts, demands, costs, damages, and expenses (including attorneys' fees and expenses) under any municipal, local, state, or federal law, common or statutory, for any actions or omissions whatsoever, whether known or unknown, related to or arising out of Employee's participation in the Severance Agreements or any other promises or representations concerning severance pay or benefits, or Employee's rights or entitlements thereto, which existed or may have existed prior to, or contemporaneously with, or subsequent to, the execution of this Agreement (the "Release"). The Release is, however, conditioned upon the continued effectiveness of the Retention Plan and the Severance Plan and Lomas' continued performance under and in accordance with those Plans. If, for any reason whatsoever, Lomas is unable or unwilling to meet its obligations under the Retention Plan and the Severance Plan, the Release shall be null and void and Employee shall not have relinquished any of his rights or remedies under the applicable Severance Agreements. Nothing in this Agreement is intended or shall be interpreted to affect any benefits to which Employee may become entitled under the Retention Plan, the Severance Plan or the Management Security Plan.

         1.3 Entire Agreement. It is understood and agreed that this Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements, or undertakings between the parties hereto relating to the subject matter hereof.

         1.4 Representations. Employee hereby acknowledges and expressly warrants and represents for himself that he has read and understands the effect of this Agreement and voluntarily executes this Agreement after having had the opportunity to consult independent legal counsel of Employee's choice.

         1.5 Counterparts. This Agreement may be executed in counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.


         EXECUTED this 22nd day of December, 1995.

LOMAS MORTGAGE USA, INC.                EMPLOYEE



By: /s/ ERIC D. BOOTH                   /s/ CAREY B. WICKLAND
   --------------------------------     -------------------------------------
Name:    Eric D. Booth                  Carey B. Wickland
Title:   President and Chief
         Executive Officer